Exhibit 4.1

2020 Supplemental Indenture

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 31, 2019, among Government Real Estate Solutions LLC, a Delaware limited liability company, (the “Guaranteeing Subsidiary”), a subsidiary of CoreCivic, Inc. (successor to Corrections Corporation of America) (or its permitted successor), a Maryland corporation (the “Issuer”), the Issuer, the other Guarantors (as defined in the Indenture referred to herein) and Regions Bank, as trustee under the indenture referred to below and successor-in-interest to U.S. Bank National Association (the “Trustee”).

WITNESSETH

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee a base indenture dated as of April 4, 2013 (the “Indenture”) providing for the issuance of the Issuer’s 4.125% Senior Notes due 2020 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.	CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.	AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees as follows:
(a)

Along with all Guarantors named in the Indenture, to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i)the principal of, and premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b)

The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)

The following is hereby waived:  diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

(d)

This Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e)

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)

The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)

As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee.

(h)	The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee.
(i)

Pursuant to Section 10.02 of the Indenture, after giving effect to any maximum amount and all other contingent and fixed liabilities that are relevant under any applicable (A) Bankruptcy or fraudulent conveyance laws or (B) any applicable state laws prohibiting shareholder distributions by an insolvent subsidiary to the extent applicable, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 10 of the Indenture, this new Subsidiary Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Subsidiary Guarantee will not constitute a fraudulent transfer or conveyance or an unlawful shareholder distribution.

3.

EXECUTION AND DELIVERY.  To evidence its Subsidiary Guarantee set forth herein, the Guaranteeing Subsidiary hereby agrees that a notation of such Subsidiary Guarantee substantially in the form attached as Exhibit D to the Indenture will be endorsed by an Officer of the Guaranteeing Subsidiary on each Note authenticated and delivered by the Trustee. The Guaranteeing Subsidiary agrees that the Subsidiary Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

4.	RELEASES.
(a)

The Guaranteeing Subsidiary will be released and relived of any obligations under its Subsidiary Guarantee, the Indenture, the Notes and the Registration Rights Agreement (i) in the event of any sale or other disposition of all or substantially all of the assets of the Guaranteeing Subsidiary (including by way of merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Issuer, (ii) a sale or other disposition of all of the Capital Stock of the Guaranteeing Subsidiary, in each case, to a Person that is not (either before or after giving effect to such transactions) a Subsidiary of the Issuer, (iii) upon Legal Defeasance or Covenant Defeasance of the Notes pursuant to Article Eight of the Indenture or (iv) if the Guaranteeing Subsidiary is released from its guarantees under all Credit Facilities of the Issuer or another Guarantor (including as a result of such Credit Facilities ceasing to be outstanding).  Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that the provisions of the Indenture and this Supplemental Indenture with respect to the release of such Guaranteeing Subsidiary have been satisfied, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee.

(b)

Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article 10 of the Indenture.

(c)

Nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into an Issuer (in which case such Guarantor shall no longer be a Guarantor) or another Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to an Issuer or another Guarantor.

6.

NO RECOURSE AGAINST OTHERS.  No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuer or any Guaranteeing Subsidiary under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

7.

NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.	COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9.	EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
10.

THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:  May 31, 2019

GUARANTEEING SUBSIDIARY:

GOVERNMENT REAL ESTATE SOLUTIONS LLC

By:	/s/ David M. Garfinkle
Name: David M. Garfinkle
Title: Executive Vice President and Chief Financial Officer

OTHER GUARANTORS:

CORECIVIC, LLC

CORRECTIONAL MANAGEMENT, INC.

AVALON CORRECTIONAL SERVICES, INC.

ACS CORRECTIONS OF TEXAS, L.L.C.

AVALON CORPUS CHRISTI TRANSITIONAL CENTER, LLC

AVALON TULSA, L.L.C.

CARVER TRANSITIONAL CENTER, L.L.C.

EP HORIZON MANAGEMENT, LLC

FORT WORTH TRANSITIONAL CENTER, L.L.C.

SOUTHERN CORRECTIONS SYSTEMS OF WYOMING, L.L.C.

TURLEY RESIDENTIAL CENTER, L.L.C.

AVALON TRANSITIONAL CENTER DALLAS, LLC

CORECIVIC TRS, LLC

CCA SOUTH TEXAS, LLC

CCA HEALTH SERVICES, LLC

CCA INTERNATIONAL, LLC

CORRECTIONAL ALTERNATIVES, LLC

PRISON REALTY MANAGEMENT, LLC

TECHNICAL AND BUSINESS INSTITUTE OF AMERICA, LLC

TRANSCOR AMERICA, LLC

CORECIVIC OF TENNESSEE, LLC

CORECIVIC GOVERNMENT SOLUTIONS, LLC

CORECIVIC OF TALLAHASSEE, LLC

GREEN LEVEL REALTY LLC

NATIONAL OFFENDER MANAGEMENT SYSTEMS, LLC

ROCKY MOUNTAIN OFFENDER MANAGEMENT SYSTEMS, LLC

TIME TO CHANGE, INC.

By:	/s/ David M. Garfinkle
Name: David M. Garfinkle
Title: Executive Vice President and Chief Financial Officer

RECOVERY MONITORING SOLUTIONS CORPORATION

By:	/s/ David M. Garfinkle
Name: David M. Garfinkle
Title: Executive Vice President and Chief Financial Officer

ISSUER:

CORECIVIC, INC.

By:	/s/ David M. Garfinkle
Name: David M. Garfinkle
Title: Chief Financial Officer

TRUSTEE:

REGIONS BANK, as Trustee

By:	/s/ Kristine Prall
Authorized Signatory

26546772.2